Exhibit 10.1

FIRST AMENDMENT TO STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

(2011 RESTATEMENT)

Stifel Financial Corp. (the “Corporation”) previously established the Stifel Financial Corp. 2001 Incentive Stock Plan (the “Plan”). The Corporation has amended the Plan from time to time, most recently in the form of a complete amendment and restatement, dated June 21, 2011 (the “2011 Restatement”).

The Corporation now desires to amend the 2011 Restatement as set forth below (the “Amendment”). The Amendment is contingent upon approval of the stockholders of the Corporation at its 2016 Annual Meeting of Stockholders.

NOW, THEREFORE, the 2011 Restatement is hereby amended in the following respects:

1.	Section 3 (Shares Reserved Under the Plan) of the 2011 Restatement is hereby amended by replacing the first paragraph of that Section in its entirety and replacing it with the following first paragraph:

“Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock), the Plan shall reserve for issuance under the Plan an aggregate of 23,625,000 shares of Common Stock (including the 20,625,000 shares previously authorized), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions. In addition to such 23,625,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5, for each of the first four calendar years of the seven-year period commencing January 1, 2012, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 1,125,000 shares (i.e., an aggregate of 4,500,000 shares); provided that, such additional shares may be applied only for the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than twenty-five percent.”

2.	Section 15 (Taxes) of the 2011 Restatement will be amended in its entirety to read as follows:

“The Corporation will be authorized to withhold from any amounts payable or shares deliverable under the Plan, amounts of withholding and other taxes due, and to take such other action as the Administrator may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any amounts payable or shares deliverable under the Plan, and to defer such payment or delivery until indemnified to its satisfaction in respect of such obligations. This authority shall include authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations, either on a mandatory or elective basis in the discretion of the Administrator.”

This Amendment became effective as of the date it was adopted by the Board of Directors of the Corporation on April 26, 2016, subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the Amendment by the Board of Directors.